                                                                    Exhibit 6(b)

                                    ADDENDUM
                                    --------


                  This ADDENDUM, dated as of December 31, 1997, to a Distribution Agreement dated March 8, 1997 (the "Agreement"), between SEI Financial Services Company (presently known as SEI Investments Distribution Co.) ("SEI") and ARMADA FUNDS (the "Trust"), shall amend certain terms of the Agreement. To the extent that any terms or conditions of the Agreement are inconsistent with any terms or conditions herein, such terms or conditions herein shall govern.

                  ARTICLE 5 of the Agreement shall be amended as follows:

                  "(d) In no event shall the total amount payable by any Portfolio of the Trust under the Service and Distribution Plan or this Distribution Agreement with respect to the Retail and Institutional share classes of such Portfolio exceed .10% per annum of the average aggregate net assets of such Retail and Institutional share classes. In no event shall the total amount payable by any Portfolio of the Trust under the B Shares Distribution and Servicing Plan or this Distribution Agreement with respect to the B share class of such Portfolio exceed 1.00% per annum of the average net assets of such class."


ARMADA FUNDS


By: /s/ HERBERT R. MARTENS, JR.
    ------------------------------
Title: President



SEI INVESTMENTS DISTRIBUTION CO.


By: /s/ KEVIN ROBINS
   -------------------------------
Title: Vice President